First Amendment to the
                   HEMATOCRIT DEVELOPMENT AND OPTION AGREEMENT

     An Amendment made as of the 27th day of February, 1998 by and between InMedica Development Corporation, a Utah corporation doing business at 60 South 600 East, Suite 150, Salt Lake City, Utah 84102 (hereinafter called "InMedica") and Medical Physics, Inc., a Utah corporation doing business at 825 North 300 West, Salt Lake City, Utah 84103 (hereinafter called "Medical Physics").

                                    RECITALS

     Whereas InMedica and Medical Physics have previously entered into an agreement dated August 29, 1997 relating to the conduct of certain work on InMedica's non-invasive hematocrit project (the "Agreement"); and

     Whereas the parties now desire to amend the Agreement in certain respects;

     Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Phase I Grant Application. Preparation and filing of the Phase I grant application referred to in paragraph 2 (1) of the Agreement shall be in the discretion and at the expense of Medical Physics. If the Phase I funding is received, providing the $100,000 of matching funds referred to in paragraph 2
(1) of the Agreement, shall be in the discretion of InMedica.

     2. Payment for Services under the Agreement. Medical Physics agrees that InMedica may compensate it in part for services rendered under the Agreement by payment in restricted common stock of InMedica, valued at $.60 per share during the months of March, April and May, 1998 by immediately issuing to Medical Physics 25,000 shares of its restricted common stock. In addition, InMedica agrees to pay Medical Physics $10,000 cash per month during March, April and May, 1998. The foregoing compensation arrangement shall be in lieu of the $11,111 monthly payment obligation referred to in the Agreement. Medical Physics agrees to execute a stock issuance agreement relating to the issuance of the common stock in the form attached hereto as Exhibit A, which is incorporated herein by reference.

     3. Demonstration of Prototype. Medical Physics agrees to be prepared to demonstrate a prototype of the hematocrit measuring device on or before April 1,


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1998 and to conduct such  demonstations  of the device as InMedica  shall direct during the months of April and May, 1998. InMedica acknowledges that the engineering of the prototype box need not be completed so long as the technology is reasonably portable to locations where demonstrations may occur.

     4. Reaffirmation of Agreement. Except as modified herein, the Agreement is reaffirmed by the parties.

         IN WITNESS WHEREOF the parties have executed this agreement as of the date first above written.

                                              INMEDICA DEVELOPMENT CORPORATION


                                              /s/ Larry E. Clark
                                              By Larry E. Clark, President


                                              MEDICAL PHYSICS, INC.


                                              /s/ Justin S. Clark
                                              Justin S. Clark, President





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